                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               VFINANCE.COM, INC.,
                               NW HOLDINGS, INC.,

                                       AND

       ALVIN S. MIRMAN, ILENE MIRMAN, MARC N. SIEGEL, RICHARD L. GALTERIO,
           VINCENT W. LABARBARA, ERIC M. RAND, AND MARIO MARSILLO, JR.


                             AS OF DECEMBER 22, 2000

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I.        THE MERGER AND RELATED MATTERS.............................................................         2

ARTICLE II.       CONVERSION OF SHARES.......................................................................         3

ARTICLE III.      REPRESENTATIONS, WARRANTIES AND
                  COVENANTS OF SELLER........................................................................         9

ARTICLE IV.       REPRESENTATIONS, WARRANTIES AND COVENANTS
                  OF BUYER...................................................................................        32

ARTICLE V.        COVENANTS OF SELLER........................................................................        36

ARTICLE VI.       COVENANTS OF BUYER.........................................................................        43

ARTICLE VII.      CLOSING....................................................................................        45

ARTICLE VIII.     POST-CLOSING OBLIGATIONS...................................................................        51

ARTICLE IX.       INDEMNIFICATION; DUE DILIGENCE; CONFIDENTIALITY............................................        52

ARTICLE X.        MISCELLANEOUS..............................................................................        59

                       SCHEDULE OF SCHEDULES AND EXHIBITS

SCHEDULE 2.2               Consummation of Funding Contingency

SCHEDULE 2.3               Purchase Price Allocation to Seller

SCHEDULE 2.10              Base Redemption Price

SCHEDULE 3.1               List of NWHI Officers and Directors

SCHEDULE 3.2(a)            List of NWHI Capital Stock Shareholder List and
                           Dividend List

SCHEDULE 3.3               List of Subsidiary's Officers and Director

SCHEDULE 3.4               Merger Agreement Conflicts

SCHEDULE 3.6               Charter or Bylaw Violations in regards to Merger
                           Agreement

SCHEDULE 3.8 Employment Agreements, Consulting Agreements or Similar Agreements and/or Arrangements for NWHI and/or Subsidiary

SCHEDULE 3.9 Employee Welfare Benefit Plans maintained or contributed to by NWHI or Subsidiary

SCHEDULE 3.10 Investigations, Settlements, Consents, Demands, Actions or Proceedings Pending against or asserted by NWHI, Subsidiary and Sellers before any court, governmental body or arbitration tribunal

SCHEDULE 3.12              Material Violations

SCHEDULE 3.13 Title to Properties; Encumbrances for all of the properties and assets (real, personal, and mixed, tangible and intangible) reflected on the Financial Statements for NWHI and Subsidiary

SCHEDULE 3.14 NWHI and Subsidiary's assets and inventory (including stocks, bonds, warrants and other securities, etc.)

SCHEDULE 3.16 List of all Broker/Dealer State Licenses held and all State Licences held for Individual Insurance Agents and/or Insurance Agency

SCHEDULE 3.17 All Leases and Other Agreements for the Use of Property to which each of NWHI or Subsidiary is a party

SCHEDULE 3.18 Any and All Customer Agreements with Seller, NWHI and/or Subsidiary which, when taken in aggregate, would constitute a material portion of either NWHI's or Subsidiary's business (in excess of 15% of their respective businesses) which intends to discontinue the use of any service provided

SCHEDULE 3.19 All Accounts and Safety Deposit Boxes with Banks or Other Financial Institutions Maintained By or on Behalf of NWHI or Subsidiary

SCHEDULE 3.20 Any Agreements by NWHI or Subsidiary Relating to Patents, Trademarks, Trade Names, Copyrights, Technology, Know-how or Processes which are material to the conduct of its business as currently conducted

SCHEDULE 3.21              List of Undisclosed Liabilities of NWHI and
                           Subsidiary

SCHEDULE 3.22 List of All Federal, State, Local, and Foreign Tax Reports and Returns with respect to taxable periods ending after December 31, 1998 required to be filed by or on behalf of NWHI or Subsidiary which were not filed or which were filed late and a list of any IRS audits with the outcomes of such audit(s)

SCHEDULE 3.23 List of All Insurance Policies for NWHI or Subsidiary currently in effect (with expiration dates)

SCHEDULE 3.24 Lists of all written agreements, contracts, and commitments of each of NWHI and Subsidiary or by which each of NWHI and Subsidiary is bound, which (i) create indebtedness for money borrowed or any Liens,
                           (ii) (x) involve or may involve payments by or to NWHI or Subsidiary of more than $25,000, and (y) cannot be terminated by either NWHI or Subsidiary without penalty upon notice of 60 days or less, or
                           (iii) are material to the business, financial condition, or operations of either NWHI or Subsidiary, as a whole, or which impose material restrictions or obligations (other than the payment of money) on either NWHI or Subsidiary in any case

SCHEDULE 3.29 Investigations, inquiries, enforcement actions, consent orders and/or settlements entered into with any state or federal agency or administrative body or any self regulatory organization

SCHEDULE 4.3               Material Violations List

SCHEDULE 4.8               Post Closing Revenue Allocations

SCHEDULE 7.1(a)(ix)        List of any material adverse change in the business,
                           financial condition or operations of NWHI or Subsidiary

SCHEDULE 10.6 List of any broker services used by NWHI or Subsidiary in connection with the transaction contemplated by this Agreement

EXHIBIT "A"                Warrant Agreement

EXHIBIT "B"                Closing Escrow Agreement

EXHIBIT "C"                Employment Agreements

EXHIBIT "D"                Non-Competition Agreements

EXHIBIT "E"                [Intentionally Omitted]

EXHIBIT "F"                [Intentionally Omitted]

EXHIBIT "G"                Preferred Holders Release

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of this 22nd day of December, 2000, by and among vFINANCE.COM, INC., a Delaware corporation (the "Buyer"), and NW Holdings, Inc., a Florida corporation ("NWHI") and Alvin S. Mirman, Ilene Mirman, Marc N. Siegel, Richard L. Galterio, Vincent W. Labarbara, Eric M. Rand, and Mario Marsillo, Jr. (said individuals being hereinafter referred to collectively as the "Seller").

                               W I T N E S S E T H

         A. Seller owns all of the issued and outstanding common stock, equity interests, warrants or claims to ownership interests of any sort whatsoever (other than Series A Preferred Stock as hereinafter defined) of NW Holdings Inc., a Florida Corporation;

         B. NWHI owns all of the issued and outstanding capital stock, equity interests, warrants of claims to ownership interests of any sort whatsoever of First Level Capital, Inc., a NASD registered broker-dealer formed under the laws of the state of Florida ("Subsidiary").

         C. Seller desires to sell and Buyer desires to acquire the shares and to immediately merge NWHI with and into the Buyer (the "Merger"); and

         D. The parties hereto desire, but can provide no assurances, that the Merger constitutes a tax-free reorganization for federal income tax purposes under Section 368 (a)(i)(a) of the Internal Revenue Code, as amended, and the regulations thereunder (the "Code").

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

         1.1 The Merger. At the Effective Time and subject to the terms and conditions of this Agreement and in accordance with the Delaware Corporation Law and the Florida Business Corporation Code, as applicable, the Merger shall have the effect set forth herein and in Section 259 of the Delaware Corporation Law and the Florida Business Corporation Code.

                  (a)      NWHI shall be merged with and into Buyer;

                  (b)      the separate existence of NWHI shall cease; and

                  (c)      Buyer shall continue as the surviving corporation.

         1.2 Effective Time of Merger. The Merger shall become effective at the Effective Time. The "Effective Time" shall be the time of Closing unless otherwise agreed to by the parties.

         1.3 Certificate of Incorporation; By-laws. The Certificate of Incorporation and By-laws of the Buyer, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and By-laws of the surviving corporation.

         1.4 Taking of Necessary Action; Further Action. The Buyer and Seller, respectively, shall take all such further action as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated and required by this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the surviving corporation with full right, title, and possession of all assets, properties, rights, privileges, powers and franchises of the Buyer or Seller, the officers and directors of such corporations are fully authorized in the name of the respective corporations or otherwise to take, and shall take, all such lawful or necessary action.

                                   ARTICLE II

                       CONVERSION OF SHARES; MERGER PRICE

         2.1 Conversion of Shares. In accordance with the terms and conditions hereof, Seller shall exchange all of the Shares upon surrender to Buyer of the certificates representing all of the shares of common stock, par value $0.01 per share (the "Seller Common Stock"), for shares of Buyer Common Stock, as defined below, payable as provided in Paragraphs 2.2 and 2.8 (the "Merger Price").

         2.2 Payment of Merger Price. The Merger Price to be paid to the Seller subject to the merger price adjustment described in Section 2.9 herein shall consist of: (i) One Million Seven Hundred Thousand (1,700,000) shares ("Merger Price Shares") of common stock of Buyer, par value $.01 per share, (the "Buyer Common Stock") and (ii) warrants in the form attached hereto as Exhibit "A" to purchase Five Hundred and Seventy-Five Thousand (575,000) shares of Buyer Common Stock which shall have an exercise price of $2.25 per share and an expiration date of five (5) years from the date of Closing (as hereinafter defined) ("Merger Price Warrants").

         2.3 Allocation of Purchase Price to Seller. The Merger Price shall be allocated to the individuals comprising Seller as provided for in Schedule
2.3 hereof.

         2.4 No Registration of Buyer Common Stock; Certain Restrictions. Subject to Paragraph 2.6 hereof, the Buyer shall be under no obligation to register with the United States Securities and Exchange Commission (the "SEC") or any other state or local agency pursuant to any kind of registration statement ("Registration Statement") any of the Buyer Common Stock to be acquired by the Seller herein and accordingly, such stock may only be sold in accordance with SEC Rule 144

("Rule 144") promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act") and other applicable laws.

         In addition, the Seller hereby warrants, covenants and agrees not to sell, pledge, hypothecate or otherwise dispose of any of the Buyer Common Stock to be acquired by the Seller herein for a period of at least one (1) year from the date of the Closing (as hereinafter defined) regardless of whether such acquired Buyer Common Stock shall become registered pursuant to Paragraph 2.6 hereinbelow prior to the one (1) year anniversary of the Closing.

         The Buyer's Common Stock issuable to Seller shall bear a legend or legends satisfactory to the Buyer with respect to restrictions on transfer under applicable securities laws, including Rule 144, and with respect to restrictions as described above.

         2.5 No Price Protection. The Merger Price Shares and the number of shares of Buyer Common Stock underlying the Merger Price Warrants will not be subject to any price protection guarantee or "floor" from the Buyer.

         2.6 Piggy-Back Registration Rights. If at any time prior to the expiration of two years from the Closing, Buyer proposes to file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the 1933 Act of any of its securities (other than on Form S-4 or Form S-8 or their then equivalents relating to securities to be issued solely in connection with the acquisition of any entity or business or securities to be issued in payment of compensation for services or in connection with stock options or other employee benefit plans, Buyer shall send to Seller (or their assignee or distributees) written notice of Buyer's intention to file a Registration Statement and of each of the individual's rights comprising Seller under this Paragraph 2.6. If within twenty (20) days after receipt of such notice, a Seller, or an assignee or distributee of a Seller, shall so request in writing ("Requesting Shareholder"), Buyer shall include in such Registration Statement all or any part of the Buyer Common Stock received by any Shareholder hereunder such person requests to be registered, subject to the limitations of Paragraph 2.8 herein and the priorities set forth below. If an offering in connection with which the Seller has registration rights under this paragraph is an underwritten offering, then any part of the Buyer Common Stock received by the Seller herein included in such Registration Statement shall, unless otherwise agreed to by Buyer, be offered and sold using the same underwriter or underwriters and on the same terms and conditions as other shares of Buyer Common Stock included in such underwritten offering. The Seller agrees to pay any underwriting discounts and fees in connection with such registration statement. If the registration is to be an underwritten public offering for the account of Buyer and the managing underwriter(s) advise Buyer in writing, that in their reasonable good faith opinion, marketing or other factors dictate that a limitation on the number of shares of Buyer Common Stock which may be included in the Registration Statement (the "Registration Limit") is necessary to facilitate and not adversely affect the proposed offering, then Buyer may impose the Registration Limit on the offering and shall include securities in such Registration Statement up to the Registration Limit in the following priority: (i) first, up to the full number of securities Buyer proposes to sell for its own account, (ii) second, up to the full number of securities proposed to be registered for the account of the holders of securities entitled to inclusion of their securities in the Registration Statement by reason of demand registration rights, and (iii) third, the securities requested to be registered by other holders of securities (including Seller and its assignees or distributees) entitled to participate in the registration pro rata based on the number each has requested to be included in such registration.

         In connection with any Registration Statement in which a Requesting Holder is participating, each such Requesting Holder agrees to severally and not jointly indemnify, hold harmless and defend the Company, each of its directors, officers, partners, employees, agents and each person, if any, who controls the Company within the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and any underwriter (as defined in the Act) for the Company, and the directors and officers of, and each person, if any, who controls, any such underwriter within the meaning of the Act or the 1934 Act (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body, including without limitation the SEC, whether or not an indemnified party is or may be a party thereto, to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which all or any part of the Buyer Common Stock received by any Shareholder hereunder are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading (a "Violation"), in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with information furnished to the Company by such Requesting Holder for use in connection with such Registration Statement; and such Requesting Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person and shall survive any transfer of all or any part of the Buyer Common Stock received by any Shareholder hereunder. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable hereunder to the fullest extent permitted by law.

         2.7      [INTENTIONALLY DELETED].

         2.8 Closing Escrow. A closing escrow (the "Closing Escrow") with a term of six months ("Term") shall be established for the purpose of retaining five hundred fifty thousand (550,000) Merger Price Shares (the "Closing Escrow Shares"), ratably from each individual comprising Seller, in accordance with the terms of the Closing Escrow agreement and related stock pledge agreement (collectively the "Closing Escrow Agreement") substantially in the form attached hereto as Exhibit "B."

         2.9      Merger Price Adjustment Based Upon Working Capital Deficit.

         The parties acknowledge that the Merger Price has been determined in part in reliance upon NWHI and Subsidiary's combined net working capital and cash and marketable securities existing as of September 30, 2000. If at Closing, said combined net working capital is less than $1,000,000.00 (the "Minimum Net Capital") and/or said cash and marketable securities are less than $677,587.00 (the "Minimum Cash and Securities"), Seller shall immediately cure said shortfall(s) by delivering certified funds in the amount(s) thereof to Buyer.

         2.10 Consummation of the Funding Contingency. The Buyer and the Seller both agree that the transactions contemplated by this Agreement is contingent upon (i) the Buyer contributing at Closing (as defined herein) $1,000,000 in working capital to NWHI and (ii) at Closing, the holders of 100% of NWHI's issued and outstanding preferred stock (hereinafter, the "Preferred Stock," and the holders thereof, collectively, the "Preferred Holders") receiving from NWHI, a minimum of $1,250,000, as provided in Schedule 2.10 (the "Base Redemption Price") in redemption, exchange for and surrender of 100% of the Preferred Stock.

         2.11 Employee Stock Options. NWHI and Subsidiary do not maintain any plans and are not parties to any agreement which grant options to any employee or other person to acquire stock in NWHI or Subsidiary.

         2.12 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Sims Moss Kline & Davis LLP, attorneys for Buyer, in Atlanta, Georgia on a mutually agreed date within five (5) business days following the parties' determination that all conditions to their respective obligations hereunder (other than those requiring an exchange of a certificate, opinion, or other documents at the Closing or the taking of other action at, or concurrently with, the Closing) have been fulfilled, or such other time and place as the parties may mutually agree. In the event that at the Closing no conditions to the obligations of the parties hereto exist which have not been satisfied or waived, the parties shall (i) deliver to each other at Closing the certificates, opinions, and other documents required to be delivered at Closing under Article VII and (ii) at the Closing, or as soon as practicable thereafter, the Buyer shall cause the Merger to be consummated for NWHI and Buyer by making the following filings with:

         (a) the Secretary of State of the State of Florida, Articles of Merger in such form as required by, and executed in accordance with the Florida Business Corporation Act;

         (b) the Secretary of State of the State of Delaware, a Certificate of Merger in such form as required by and executed in accordance with the Delaware General Corporation Code.

                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF SELLER

         Seller hereby jointly and severally represents, warrants and covenants to Buyer as set forth in this Article III. Such representations, warrants and covenants shall be true as of the date of this Agreement and as of the Closing.

         3.1 Organization and Corporate Status of NWHI.NWHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. NWHI has the corporate power to own or lease its properties and to carry on its business as now being conducted in which the business conducted by NWHI requires qualification. NWHI is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction. NWHI has made available to Buyer a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Schedule 3.1 lists the directors and officers of NWHI and all names under which NWHI and Subsidiary have transacted business as of the date of this

Agreement.

         3.2      NWHI Capital Structure.

                  (a) The authorized capital stock of NWHI consists of 1,000,000 shares of authorized Seller Common Stock, of which 50,000 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of authorized Preferred Stock, 200,000 of which are designated Series A Preferred Stock, of which 125,000 shares are issued and outstanding as of the date of this Agreement to the Preferred Holders. NWHI capital stock outstanding as of the date of this Agreement (the "NWHI Capital Stock") is held of record by the persons, with the addresses of record and in the amounts set forth on
Schedule 3.2(a) hereof, all of whom are "accredited investors" as defined in Rule 501(a) of Regulation D promulgated by the 1933 Act. All outstanding shares of NWHI Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of NWHI or any agreement to which NWHI is a party or by which it is bound. All of the outstanding shares of NWHI Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by NWHI) in compliance with all applicable federal and state securities laws. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of NWHI Preferred Stock are as set forth in NWHI's Certificate of Incorporation. There are not outstanding, any adjustments made or required to be made to the conversion rates applicable to NWHI Preferred Stock set forth in NWHI's Certificate of Incorporation. Other than the dividend description and amounts listed in
Schedule 3.2(a), there are no declared or accrued but unpaid dividends or distributions or any unsatisfied Participation Rights (as described in the Amended Articles of Incorporation filed

December 2, 1998) of privately placed securities with respect to any shares of NWHI Common Stock or NWHI Preferred Stock; and no Preferred Holder has exercised any right to convert his holdings into NWHI Common Stock. NWHI has no other capital stock authorized, issued or outstanding. The requisite vote required to approve the Merger under applicable law, NWHI's Certificate of Incorporation, NWHI's Bylaws, and any other agreement to which NWHI or any other stockholder of NWHI is bound is as follows: the affirmative vote of a majority of the outstanding shares of NWHI Capital Stock.

                  Seller owns both beneficially and of record, and has good and marketable title to, the NWHI Common Stock, free and clear of any mortgage, pledge, lien, encumbrance, security interest, restriction, charge or claim of any kind (collectively, the "Liens"); and the NWHI Common Stock is not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws, none of which will prevent the transactions contemplated hereby. Preferred Stockholders own both beneficially and of record, and have good and marketable title to, the NWHI Preferred Stock, free and clear of any Liens; and the NWHI Preferred Stock is not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws, none of which will prevent the transactions contemplated hereby. Each of Seller and Preferred Stockholders has full right, power, and authority to sell and transfer the NWHI Common Stock and NWHI Preferred Stock respectively, pursuant to this Agreement. The certificates representing the NWHI Common Stock and the NWHI Preferred Stock will at the Closing be genuine and, together with any supporting papers, will at such time be in such form as to enable NWHI to reflect on its stock transfer books immediately, the transfer to Buyer of the shares of NWHI Common Stock represented thereby and the redemption of the NWHI Preferred Stock.

                  (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which NWHI is a party or by which it is bound, obligating NWHI to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the NWHI Capital Stock or obligating NWHI to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to NWHI.

                  (c) All of the NWHI Capital Stock has been issued in reliance upon and pursuant to validly exercised exemptions from registration; and NWHI has complied with all applicable federal and state laws governing its periodic offering and issuance of such capital stock.

         3.3 Subsidiary Capital Structure. Other than First Level Capital, Inc. ("Subsidiary"), NWHI does not have and has never had any subsidiaries or affiliated companies. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Florida. The authorized capital stock of Subsidiary consists solely of 1,000,000 shares of authorized common stock, of which 2,000 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 shares of authorized preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. Subsidiary has the corporate power to own and lease its properties and to carry on its business as now being conducted. Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. A true and correct copy of Subsidiary's charter documents and bylaws, each as amended to date, has been made available to Buyer. Schedule 3.3 lists the directors and officers of Subsidiary as of the date of this Agreement. All of the shares of capital stock of Subsidiary are owned of record and beneficially solely by NWHI free and clear of any Liens; and said shares are not subject to any restrictions or limitations prohibiting or restricting transfer, other than restrictions on transferability imposed generally on securities by federal or state securities laws, none of which will prevent the transactions contemplated hereby. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Subsidiary is a party or by which it is bound obligating Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of Subsidiary or obligating Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Subsidiary.

                  All of Subsidiary's capital stock has been issued in reliance upon and pursuant to validly exercised exemptions from registration; and Subsidiary has complied with all applicable federal and state laws governing its periodic offering and issuance of shares of such capital stock.

         3.4 Authority; Enforceability. Each individual comprising Seller and NWHI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NWHI and Subsidiary. NWHI's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Seller and NWHI and constitutes the valid and binding obligation of Seller and NWHI, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by Seller and NWHI does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (a "Conflict") under: (i) any provision of the Certificate of Incorporation or Bylaws of NWHI or any charter document of Subsidiary or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NWHI or Subsidiary or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each a "Governmental Entity") or any third party, including a party to any agreement with NWHI or Subsidiary (so as not to trigger any Conflict) is required by or with respect to NWHI or Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) receipt of NASD Approval (as defined in Section 7.1(a)(vi) hereof) by Buyer (ii) the filings of the Certificates of Merger with the Delaware Secretary of State and the State of Florida, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which, if not obtained or made, would have a material impact on NWHI.

         3.5 Partnerships. Neither NWHI nor the Subsidiary owns an interest, directly or indirectly, in any general limited partnership or limited liability company.

         3.6 No Violation. Except as set forth in Schedule 3.6 and subject to obtaining the NASD Approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby:

                  (a) Violate any provision of the charter or Bylaws of NWHI or Subsidiary;

                  (b) Violate, are in conflict with, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or require the consent or approval of any other person under, or cause or permit the acceleration of the maturity of, or excuse performance by any person of its obligations under or by any such person to terminate, any debt, obligation, contract, commitment or other agreement to which Seller, NWHI or Subsidiary is a party or by which either is bound.

                  (c) Result in the creation or imposition of any Lien upon any property or assets of Seller, NWHI, or Subsidiary under any debt, obligation, contract, commitment or other agreement to which either is a party or by which either is bound.

                  (d) Violate any material statute, rule, regulation or other law or self-regulatory organization standards and rules or any judgment, decree or order or material regulation or rule of any court or governmental authority or arbitration tribunal binding upon Seller, NWHI or

Subsidiary or violate or result in the revocation, cancellation, suspension or adverse modification of any material franchise, license, permit or other governmental authorization or approval of Seller, NWHI or Subsidiary.

                  (e) Require the consent, approval, authorization or permit of, or notification to any governmental authority, except for any applicable filings with and approval by the National Association of Securities Dealers, Inc. ("NASD"), or the SEC.

         3.7 Financial Statements. Seller has delivered to Buyer complete and correct copies of audited, combined financial statements for NWHI and Subsidiary for the last two (2) most recent fiscal years and for the six month period ended June 30, 2000, and unaudited combined financial statements for NWHI and Subsidiary for the period ended November 30, 2000 (said financial statements being referred to herein collectively as the "Financial Statements" and attached as Schedule 3.7(a) hereof). The Financial Statements include but are not limited to (i) a statement of operations for the years ending 1998 and 1999 and (ii) a balance sheet as of November 30, 2000, and related statement of cash flows and related statements of changes in financial position, in each case presenting combined information with respect to NWHI and Subsidiary. The Financial Statements (x) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, (y) are accurate and complete in all material respects and fairly represent the financial position of NWHI and Subsidiary on a combined basis, and the results of operations and cash flows for the periods specified, and (z) Seller has provided Buyer, upon the execution of this Agreement, with certificates of the chief financial officers of NWHI and Subsidiary certifying that such is the case. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements except as expressly noted therein.

         3.8      Labor and Employment Contract Plans. Except as disclosed in
Schedule 3.8, neither NWHI nor Subsidiary is a party to any (a) employment agreements, consulting agreements or similar arrangements which will survive the Closing, (b) pension, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock purchase plans, or other arrangements, agreements or plans providing for employee benefits (including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, or related benefits) (collectively, the "Plans") under which employees of NWHI or Subsidiary will continue to be eligible after Closing or which Plans are qualified under ERISA (as hereinafter defined) or (c) collective bargaining or union contracts. Schedule 3.8 contains an accurate and complete list as of December 1, 2000, of the names and current salary or payment rates (expressed on an annual basis) of all persons (including independent commission agents) employed by or under contract with NWHI or Subsidiary whose current rate of pay which, including any bonus or indirect compensation, if annualized, will result in such person earning in excess of $50,000 per year. There is no pending or, to Seller's, NWHI's or Subsidiary's knowledge, threatened labor dispute, strike, work stoppage, or union campaign against NWHI or Subsidiary or which threatens to affect in any materially adverse way NWHI's or Subsidiary's business or assets. Each of NWHI and Subsidiary has complied in all material respects with all of its obligations under the arrangements, agreements and plans listed in Schedule 3.8 and with all applicable laws relating to the employment of labor, including without limitation all provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other similar taxes. There are no violations of such obligations or laws which are material to each of NWHI and Subsidiary.

         3.9 ERISA. There are no "Pension Plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), which apply to NWHI or Subsidiary which: (a) have not been operated in compliance with ERISA and IRC ss.401 or ss. 501; (b) have, on a plan termination basis, any unfunded liabilities or any liabilities to the Pension Benefit Guaranty Corporation; or (c) have had any prohibited transactions under IRC ss.4975 or ERISA ss.406, any accumulated funding deficiencies (as defined in ERISA ss.2302 or IRC ss.412), reportable events (as defined in ERISA ss. 4043) or plan termination (as defined in Title 17 of ERISA or IRC ss. 411). Neither NWHI nor Subsidiary maintains plans outside the United States. Except as set forth in Schedule 3.9, neither NWHI nor Subsidiary maintains or contributes to any employee welfare benefit plan, as such term is defined in ERISA, whether insured or otherwise, and each such welfare plan is in material compliance with the provisions of ERISA. Neither NWHI nor Subsidiary has been obligated to contribute to any "multi employer plan" or "multiple employer plan" (as such terms are defined in ERISA ss. 4001). Except as set forth in Schedule 3.9, no filing, application or other matter with respect to any of such plans is pending with the Internal Revenue Service, Pension Benefit Guaranty Corporation, United States Department of Labor or other governmental body, none of such plans has been terminated since September 1, 1974, neither the Pension Benefit Guaranty Corporation, nor any other person has taken any action to terminate any of such plans (and to the best of Seller's, NWHI's and Subsidiary knowledge, there exists no basis for any such action) and no trustee has been appointed by any court or governmental body to administer any thereof.

         3.10     Litigation.

                  (a) Schedule 3.10 accurately identifies all actions or proceedings of any nature pending as of the date hereof by, against or with respect to Seller, NWHI, Subsidiary or any officer, director, employee or independent contractor of NWHI or Subsidiary before any court, governmental body, agency, self regulatory organization ("SRO") or arbitration tribunal other than proceedings disclosed on other schedules to this Agreement. Except as disclosed in Schedule 3.10, neither Seller, NWHI nor Subsidiary (nor any officer , director, employee or independent contractor of said entities) has received prior to the date hereof, notice of the commencement or pendency of any governmental or self regulatory investigation, enforcement action or inquiry involving Seller, NWHI, Subsidiary, any officer, director, employee or independent contractor of NWHI or Subsidiary or involving any securities offered, solicited, sold, placed, underwritten or traded for their own account by NWHI or Subsidiary.

                  (b) Except as disclosed in Schedule 3.10, there is, as of the date hereof, no action or proceeding, whether threatened or pending, against Seller, NWHI or Subsidiary, which questions the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby or which, if determined, would materially and adversely affect the business, financial condition or operations NWHI or Subsidiary.

                  (c) Except as disclosed on Schedule 3.10, Seller are unaware of any pending or threatened notice, demand, complaint, action, proceeding, investigation or inquiry relating to the past or current sales practices, supervisory activities or securities dealings of any employee of Subsidiary who is deemed to be an NASD associated person.

                  (d) Seller shall give Buyer prompt written notice of the commencement of any notice, demand, complaint, action, proceeding, inquiry or investigation involving Seller, NWHI, Subsidiary or the officers, directors, employees, independent contractors or associated persons of NWHI and Subsidiary after the date hereof that would be required to be described on Schedule 3.10 had such notice, demand, complaint, action, proceeding, inquiry or investigation been initiated on the date hereof.

                  (e) Schedule 3.10 accurately identifies all settlements, compromises, releases and consent orders to which Seller, NWHI and Subsidiary are parties and which have not been satisfied in full as of the date hereof.

         3.11 Court Orders and Decrees. Neither NWHI, Subsidiary nor any of their officers or directors are in violation of any term of any material judgment, decree, injunction, award, sanction or order of any court, governmental agency, self-regulatory organization or arbitration tribunal outstanding against it or him or by which it or he is bound. There is no such outstanding judgment, decree, injunction, or order which could reasonably be expected to have a material effect upon the financial condition, operations or business of NWHI or Subsidiary.

         3.12 Compliance with Instruments, Laws, Etc. Except as disclosed on Schedule 3.12, neither NWHI nor Subsidiary is in violation of or has received any notice of a violation of (a) any provision of its charter or Bylaws, or any agreement pertaining to indebtedness, (b) any provision of any other obligation, contract, commitment, or other agreement or (c) any federal or state law, regulation, rule or administrative order.

         3.13     Title to Properties; Encumbrances. Except as disclosed on
Schedule 3.13, NWHI and Subsidiary have good title to all of the properties and assets (real, personal, and mixed, tangible and intangible) reflected on the Financial Statements or acquired since November 30, 2000 and in each case such properties and assets are free and clear of all Liens except, (a) materialman's, mechanic's, carrier's, worker's, repairman's, and other similar liens arising or incurred in the ordinary course of business or statutory landlord's liens under leases to which NWHI or Subsidiary is a party, provided, however, that either the underlying obligation is not in default or such obligation or Lien is being contested in good faith and adequate reserves have been established for the payment or discharge of such Lien to the extent required by generally accepted accounting principles; (b) Liens disclosed in the Financial Statements; and (c) Liens for taxes not yet delinquent or the validity or amount of which are being contested in good faith, provided, however, that adequate reserves have been established for the payment of such taxes to the extent required by generally accepted accounting principles. The rights, properties and assets of NWHI and Subsidiary include all the rights, properties and assets necessary for NWHI and Subsidiary to conduct its businesses in the same manner as currently conducted.

         3.14 Inventory and Assets. NWHI and Subsidiary's inventory and assets (including stocks, bonds, warrants and other securities, etc.) are listed in Schedule 3.14. The assets listed in Schedule 3.14 are assets that NWHI and Subsidiary will retain, own, and maintain upon Closing and generally includes all assets relating to the operation of the financial services and securities businesses of NWHI and Subsidiary. The fixed assets currently in use or necessary for the business and operations of NWHI and Subsidiary are in good operating condition, normal wear and tear permitted, and have been maintained in accordance with all manufacturer's specifications and warranties.

         3.15 Technical Facilities. The technical facilities utilized by NWHI and Subsidiary are in good operating condition, subject to normal wear and tear, are suitable for the purpose for which they are used and are adequate and sufficient for all of the current operations of NWHI and Subsidiary.

         3.16     Status of Licenses.

                  (a) NWHI and Subsidiary have all state, federal and SRO registrations and licenses that are necessary for their businesses and operations, including, without limitation, (i) a broker-dealer license by Subsidiary with the NASD, (ii) registration by Subsidiary as a broker- dealer with the SEC, (iii) state licenses to conduct business as a broker-dealer in all of the states listed on Schedule 3.16, and (iv) individual insurance agent and/or insurance agency licenses for all of the states listed on Schedule 3.16 (collectively, the "Licenses"). Except as set forth in Schedule 3.16, all such Licenses are valid and in full force and effect and shall remain valid and in full force and effect for the benefit of Buyer at and following the Closing. Seller's personal Licenses to transact the business and operations of NWHI and Subsidiary shall be made available and shall be usable by Buyer to continue the business of NWHI and Subsidiary without interruption at and after the Closing, and such Licenses shall remain in full force and effect and usable by Buyer, NWHI and Subsidiary so long as Seller remains employed by Buyer and/or NWHI or Subsidiary. All of the state and federal Licenses of NWHI and Subsidiary in their businesses and operations are set forth on Schedule 3.16. Except as disclosed thereon as of the Closing, the Licenses identified on Schedule 3.16 are in full force and effect and have not been suspended, modified in any material adverse respect, canceled or revoked, and each of NWHI and Subsidiary has operated and will continue to operate in compliance with all material terms thereof or any renewals thereof.

                  (b) Except as identified on Schedule 3.16, all other material permits, concessions, grants, franchises, and other governmental authorizations and approvals necessary for the conduct of the businesses of NWHI and Subsidiary, as currently conducted, have been duly obtained, are in full force and effect, have not been suspended, modified, canceled or revoked, and each of NWHI and Subsidiary has operated and, until the Closing, will continue to operate in compliance with all applicable renewals thereof.

                  (c) Except as described in Schedule 3.16, none of Seller, NWHI, or Subsidiary has notice of, and there is not pending, as of the date hereof, any application, petition, objection, or other pleading with the governmental body having jurisdiction or authority over any part of the business or operations either NWHI or Subsidiary, which question the validity of or contests any License or which, if accepted or granted, would result in the revocation, cancellation, suspension, or any material adverse modification of any license, permit, concession, grant, franchise, or other License of either NWHI or Subsidiary.

                  (d) Seller shall give Buyer prompt written notice of the filing of any material application, petition, objection or other pleading after the date hereof that would be required to be described on Schedule 3.16 had such action occurred prior to the date hereof.

         3.17     Status of Leases and Agreements.

                  (a) Schedule 3.17 identifies completely and accurately each lease and other agreement for the use of property to which each of NWHI or Subsidiary is a party; and

                  (b) Except as disclosed in Schedule 3.17, all leases and other agreements for the use of property to NWHI or Subsidiary, or by which they are bound, are in full force and effect and neither Seller, NWHI, nor Subsidiary has received any notice of termination or cancellation of any such lease or other agreement. There is no breach or default by any of Seller, NWHI, or Subsidiary of any such lease and other agreement which could result in the termination or cancellation thereof, or the imposition of damages against any of Seller, NWHI, or Subsidiary. Seller agrees to assist Buyer in assuming the leases more fully described in Section 3.17 hereof, which assumption is conditioned to Closing.

         3.18 Customer Agreements. Except as provided in Schedule 3.18, none of Seller, NWHI, or Subsidiary has any current customers of NWHI or Subsidiary which, when taken in the aggregate, would constitute a material portion of either NWHI's or Subsidiary's business (in excess of 15% of their respective businesses) which intend to discontinue the use of any service provided by either of NWHI or Subsidiary, including if the transactions contemplated hereby are consummated.

         3.19 Bank Accounts. Schedule 3.19 identifies all accounts and safety deposit boxes with banks or other financial institutions maintained by or on behalf of NWHI or Subsidiary, together with the authorized signatories to such accounts.

         3.20     Patents, Trade Names, Trademarks, Licenses, Etc.

                  (a) Except as provided in Schedule 3.20, neither NWHI nor Subsidiary owns or has licensed or otherwise has the right to use any patents, trademarks, trade names, copyrights, technology, know-how and processes which are material to the conduct of its business as currently conducted.

                  (b) Schedule 3.20 accurately identifies all significant computer software for financial reporting, engineering functions and studies, and inventory control, or used by NWHI or Subsidiary which NWHI or Subsidiary will continue to have the right to use after the Closing.

                  (c) The consummation of the transactions contemplated hereby will not alter or impair in any material respect any intellectual property rights of NWHI or Subsidiary. No claims have been asserted against NWHI or Subsidiary by any person contesting the use by NWHI or Subsidiary of the patents, trademarks, trade names, copyrights, technology, know-how, or processes or challenging or questioning the validity or enforceability of any such license or other right to use of such patent, trademark, trade name, copyright, technology, know-how or processes, and to the best of Seller's knowledge, there is no valid basis for any such claim and the use of such patents, trademarks, trade names, copyrights, technology, know-how or processes by NWHI or Subsidiary does not infringe on the rights of any person.

         3.21 No Undisclosed Liability. Except as disclosed in Schedule 3.21, as of November 30, 2000, and as of the Closing, NWHI or Subsidiary has no liabilities, whether absolute, accrued, contingent or otherwise, whatsoever which are required under generally accepted accounting principles to be disclosed or reserved in connection with in the Financial Statements or the Closing Balance Sheet.

         3.22     Taxes and Tax Returns.

                  (a) Except as set forth in Schedule 3.22, all federal, state, local, and foreign tax reports and returns with respect to taxable periods ending on December 31, 1998 and thereafter, required to be filed by or on behalf of NWHI or Subsidiary have been duly filed on a timely basis and all taxes, including, without limitation, income, gross receipts, ad valorem, value added, turnover, sales, use, personal property (tangible and intangible), stamp leasing, lease, user, leasing, excise, franchise, transfer, fuel, excess profits, occupational (including without limitation, deposits required by law to be made with respect to withholding taxes for employees) and interest equalization, and other charges of federal, state, local at foreign taxing authorities, including all interest and penalties or late charges on the foregoing (the "Taxes") attributable to the periods covered by such reports and returns which Seller and NWHI and Subsidiary believe in good faith to be due have been duly paid. Seller, NWHI and Subsidiary believe in good faith that all such reports and returns, relating to NWHI and Subsidiary, have been prepared in accordance with all laws and regulations pertaining thereto.

                  (b) The reserves for taxes maintained by NWHI and Subsidiary, all of which constitute current liabilities, will be adequate under generally accepted accounting principles to cover the liability of such entities for all Taxes for all periods ending on or prior to the Closing.

                  (c) There are no tax Liens upon any property or assets of NWHI or Subsidiary other than Liens for Taxes not yet delinquent or the validity or amount of which are being contested in good faith and for the payment of which adequate reserves have been established to the extent required by generally accepted accounting principles.

                  (d) Schedule 3.22 sets forth the latest taxable period ending on December 31, 1998 and thereafter, for which the federal income tax returns of NWHI or Subsidiary have been examined by the Internal Revenue Service and the income taxes due as a result of such examination have been finally determined. Schedule 3.22 sets forth all proposed adjustments which have been raised in writing by the Internal Revenue Service in any examination in respect of NWHI or Subsidiary, which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other tax period of NWHI or Subsidiary not so examined. Except to the extent set forth in Schedule 3.22:

                           (i)      all deficiencies and assessments resulting
from examination of
         federal, state, and local tax returns and reports of NWHI or Subsidiary with respect to taxable periods ending on December 31, 1998 and thereafter, have been paid;

                           (ii) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign return or report of NWHI or Subsidiary for any period; and

                           (iii) there are no agreements by Seller, NWHI, or Subsidiary for the extension of the time for the assessment of any Taxes.

                  (e) Seller, NWHI, and Subsidiary do not currently have, nor at any time on December 31, 1998 and thereafter, have had, in effect a tax sharing or similar tax allocation agreement among and between each other, other than:

                           (i)      an election to allocate consolidated
federal income tax liability pursuant to Reg. Sec. 1.1552l(a)(1) and Reg. Sec. 1.1502-33(d)(2)(ii);

                           (ii)     an allocation of federal, state and local
income and franchise taxes for financial statement purposes; and

                           (iii)    any election as to a tax sharing or similar
tax allocation method which is deemed to be made under any federal, state or local tax laws as a result of the filing of a combined or consolidated tax return.

                  (f) True copies of all federal income tax returns of NWHI and Subsidiary for all tax periods ending on December 31, 1998 and thereafter, have been heretofore delivered to Buyer.

                  (g) NWHI, Subsidiary and Seller are not bound by any contractual obligation to indemnify any other person or entity with respect to any taxes of any kind.

         3.23 Insurance. NWHI and Subsidiary are covered as of the date hereof under valid, outstanding, enforceable insurance policies, including but not limited to commercial liability and broker errors and omission coverage, as disclosed on Schedule 3.23. Each of NWHI and Subsidiary will continue to cover themselves under such insurance policies in accordance with each of NWHI's and Subsidiary's normal business practice from the date hereof through the Closing. Such insurance policies are in full force and effect and all premiums due thereon have been paid through the date of this Agreement and will be paid or accrued, at a minimum, in accordance with generally accepted accounting principles through the Closing. There are no pending claims which have been made under any such insurance policies. NWHI and Subsidiary have delivered any required notices and demands to the carrier insuring said policies according to the term(s) thereof.

         3.24     Contracts.

                  (a) Schedule 3.24 lists all written agreements, contracts, insurance arrangements and commitments of each of NWHI and Subsidiary or by which each of NWHI and Subsidiary is bound (complete copies of which have been previously provided to Buyer), which (i) create indebtedness for money borrowed or any Liens, (ii) (x) involve or may involve payments by or to NWHI or Subsidiary of more than $25,000 individually, and (y) cannot be terminated by either NWHI or Subsidiary without penalty upon notice of 60 days or less, or (iii) are material to the business, financial condition, or operations of either NWHI or Subsidiary, as a whole, or which impose material restrictions or obligations (other than the payment of money) on either NWHI or Subsidiary in any case. To the best of Seller's, NWHI's, and Subsidiary's knowledge, there are no oral agreements, contracts, or commitments of either NWHI or Subsidiary or by which NWHI or Subsidiary are bound in excess of $50,000 in the aggregate.

                  (b) Each of the agreements, contracts, and commitments listed on Schedule 3.24 is valid and in full force and effect and (i) there is no material default thereunder or claim of default or notice of cancellation and (ii) there has not occurred any event which, with the passage of time or the giving of notice (or both), would constitute a default thereunder, in any case either on the part of either NWHI or Subsidiary or, to the best of Seller's, NWHI's, and Subsidiary's knowledge, on the part of any other party thereto.

                  (c) Except as set forth on Schedule 3.24, there is no agreement, contract or commitment which limits the right of either NWHI or Subsidiary to engage in any business or compete with any person.

                  (d) Seller has delivered or made available to Buyer complete and correct copies of all written agreements, contracts and commitments identified on any Schedule to this Agreement, together with all written amendments thereto and waivers and consents with respect thereto.

         3.25 Full Disclosure. Except as disclosed in this Agreement, no fact exists which Seller, NWHI, and Subsidiary have not disclosed to Buyer which has or would reasonably expect to have a material adverse effect on the consummation of the transactions contemplated hereby or on the financial condition, operations, or business of either NWHI or Subsidiary.

         3.26 Changes. Since November 30, 2000, NWHI and Subsidiary each have conducted their respective businesses only in the ordinary and usual course consistent with reasonable business practice and have done none of the acts described in subparagraph 5.1(b).

         3.27 Certain Transactions. None of the officers, directors, or employees of the NWHI or Subsidiary is presently a party to any transaction with either NWHI or Subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments or sales commission or fees to or from any officer, director, or such employee or, to the knowledge of the Seller, any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

         3.28 Investment Intent; Accredited Investor Status. Each of the individuals comprising Seller is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, and has knowledge and experience in business and financial matters, that he or she is capable of evaluating the merits and risks of an investment in the Buyer Common Stock offered herein.

         3.29     Regulatory Compliance.

                  (a) NWHI and Subsidiary have prepared, have made entries upon and have maintained their books and records in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern NWHI's and Subsidiary's operations.

                  (b) NWHI and Subsidiary have conducted their operations (including but not limited to personnel supervision, sales practices and net capital maintenance) in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern NWHI's and Subsidiary's operations and have maintained all registrations and licenses necessary to their operations as required by any governmental authority and self regulatory organization.

                  (c) Subsidiary has performed its activities, duties and responsibilities as a broker, dealer, finder, underwriter or placement agent in connection with any private offering, sale or placement of securities in compliance with the laws, rules, regulations and standards of all federal, state and self regulatory organizations that govern such activities, duties and responsibilities.

                  (d) NWHI and Subsidiary have conducted reasonable due diligence investigations into the issuers of those private securities which NWHI and Subsidiary have underwritten, offered, sold or placed with any investors.

                  (e) NWHI and Subsidiary have obtained all regulatory approval necessary to operate branches as a broker-dealer in Sarasota and Boca Raton, Florida, Red Bank, New Jersey and New York, New York.

                  (f) Seller, NWHI, Subsidiary and the officers and directors of NWHI and Subsidiary have not been (and are not aware of any circumstance which would result in their being) investigated by, not been the subject of inquiry or an enforcement action by and not been sanctioned by or entered into any consent order or settlement with any state or federal agency or administrative body or any self regulatory organization except as identified on Schedule 3.29.

         3.30 Maintenance of Books and Records. NWHI and Subsidiary have consistently maintained all corporate governance records and instruments; capital stock transfer records; financial and accounting records; tax records; and records reflecting the brokering, offering, underwriting, placing and sale of securities in the ordinary course of business.

         3.31 Seller's Representations and Warranties: Seller knows of no fact which would cause any representation or warranty of Seller contained in this Agreement to not be true and complete.

                                   ARTICLE IV
                          REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants as set forth in this Article
IV. Such representations, warrants and covenants shall be true as of the date of this Agreement and as of the Closing.

         4.1 Organization, Standing and Capitalization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business and operations as currently conducted.

The authorized capital stock of Buyer consists of 25,000,000 shares of common stock and 2,500,000 shares of preferred stock. As of September 30, 2000, 15,045,067 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding.

         4.2 Authority; Enforceability. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by duly authorized officers of Buyer and constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

         4.3 No Violation. Except as set forth in Schedule 4.3 and subject to obtaining the regulatory approvals, neither the execution and delivery of this Agreement nor the consideration of the transactions contemplated hereby will:

                  (a) Violate any provision of the Certificate of Incorporation or Bylaws of Buyer;

                  (b) Violate, be in conflict with, constitute a default (or event which, with or without due notice or of time, or both, would constitute a default) under, or require the consent or approval of any other person under, or cause or permit the acceleration of the maturity of, any debt, obligation, contract, commitment or other agreement (i) to which Buyer is a party, and (ii) which is material to the business or financial condition of Buyer;

                  (c) Result in the creation or imposition of any Lien upon any property or assets of Buyer under any debt, obligation, contract, commitment other agreement to which Buyer is a party or by which Buyer is contractually bound; or

                  (d) Violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority or arbitration tribunal binding upon Buyer.

         4.4 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to, or for resale in connection with, the distribution thereof.

         4.5 Qualified Transferee. Buyer is financially and legally qualified, and has the requisite financial, technical and business capabilities, and assuming the accuracy of Seller's representations, warranties, and covenants contained herein, to obtain all material regulatory approvals promptly and to operate the businesses of NWHI and Subsidiary after the Closing.

There are no claims, suits or other proceedings before any court, governmental agency or arbitration tribunal in which issues are raised which, if finally determined adversely to Buyer, would have the effect of impairing Buyer's ability promptly to obtain regulatory approvals.

         4.6 Litigation. There is on the date hereof no action, suit or proceeding pending or, to Buyer's knowledge, threatened against or involving Buyer before any court, governmental agency or arbitration tribunal, which, if determined, would materially and adversely affect the ability of Buyer to consummate the transactions provided for herein. Buyer is not in violation of any term of any judgment, decree, injunction or order outstanding against it or them, which violation would have a material and adverse effect on the ability of Buyer to consummate the transactions provided for herein. Buyer shall give Seller prompt written notice of the commencement of any action, proceeding or investigation involving Buyer after the date hereof that would, if adversely determined, materially and adversely affect the ability of Buyer to consummate the transactions provided for herein.

         4.7 Compliance with Instruments, Laws, Etc. To the best of Buyer's knowledge, Buyer is not in violation of and has not received any notice of violation which would have a material adverse effect on (a) any provision of its charter or Bylaws, or any agreement pertaining to indebtedness, (b) any material provision of any other obligation, contract, commitment, or other agreement, or (c) any material federal or state law, regulation, rule or administrative order.

         4.8 Post Closing Revenue Allocations. Following Closing, Buyer and Seller shall comply with the allocations as set forth in Schedule 4.8 hereof.

         4.9 Post Closing Subsidiary Operations. Buyer represents that following Closing and unless an adverse financial circumstance would result, it shall conduct the former business of

NWHI and Subsidiary as a broker-dealer division, unit or subsidiary of Buyer or a division or unit of a broker/dealer subsidiary of Buyer (the "LVL Division") and shall permit the LVL Division to operate through its own management subject to the LVL Division's annual operating budget approved by the LVL Division and Buyer or its broker/dealer subsidiary if the LVL Division is a division or unit thereof, and Buyer's, or its broker/dealer subsidiary's (if the LVL Division is an operating division of such subsidiary) periodically prescribed corporate directives, policies and practices. Excepting employment agreements to be executed between Buyer and Seller, the LVL Division's management shall determine its non-Seller employees' salaries and bonus structures subject to its annual operating budget and sound business judgment; provided however, that no bonuses shall be paid to the Seller and no bonuses shall be paid unless the Division shall have operating income, after allocations as described in
Schedule 4.8 hereof, sufficient to pay said bonuses and concurrently fund its other recurring operating expenses pursuant to and consistent with Buyer's rules, procedures and practices governing salaries, bonuses, operating reserves and financial ratios. Additionally, the LVL Division shall not enter into any employment agreements or contracts or transactions outside the ordinary course of business without first obtaining Buyer's, or its broker/dealer Subsidiary's (if the LVL Division is an operating division of such subsidiary) written approval. The LVL Division shall form an executive management committee to direct its management decisions, which committee shall include Buyer's or its broker/dealer Subsidiary's (if the LVL Division is an operating division of such subsidiary) Chairman and/or Chief Executive Officer as a member. Buyer further represents that if it acquires another entity which is engaged in a business similar to the LVL Division, Buyer at its sole and absolute discretion shall have the option of operating said entity separate and apart from the LVL Division or, alternatively, of combining said entity and the LVL Division into a singular broker/dealer business unit having consolidated revenues and earnings with the surviving broker/dealer entity being determined in Buyer's sole and absolute discretion.

         4.10 Buyer's Representations and Warranties. Buyer knows of no fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete.

                                   ARTICLE V
                              COVENANTS OF SELLER

         5.1 Conduct of Business Pending Closing. From the date hereof and until the Closing or the termination hereof, Seller warrants and covenants that, pending and as a condition precedent to Closing, except otherwise consented to in writing by Buyer or as contemplated by this Agreement:

                  (a)      It shall cause each of NWHI and Subsidiary :

                           (i)      to conduct its business only in the
ordinary and usual course consistent with reasonable business practice and past practice;

                           (ii)     to use its best efforts to promote its
business and retain its customers, managers, employees, licensors, and contractors; and

                           (iii)    except for transactions in the ordinary and
usual course of business consistent with reasonable business practice, and without being required to make any unusual expenditures or suffer any unusual losses, to use its best reasonable efforts:

                                    (w)      to keep the organization of its
business intact, to preserve and maintain its assets, and to preserve the good will of its suppliers, customers and others having business relations with it;

                                    (x)      to preserve the relationships and
goodwill between it and its employees and keep Buyer advised of any changes in personnel that would affect its long-term operations;

                                    (y)      to continue to carry its existing
insurance, subject to variations in amounts required by the ordinary operations of its business and any increases mutually agreed upon by Seller and Buyer; and

                                    (z)      to comply with and perform the
leases and other agreements to which it is a party or by which it is bound.

                  (b)      It shall not permit either of NWHI or Subsidiary to:

                           (i)      incur any indebtedness, obligation or
liability which would be characterized as a long term liability under generally accepted accounting principles;

                           (ii)     merge or consolidate with, or purchase
substantially all of the assets of, or otherwise acquire, any business of any corporation, partnership, association or other business organization or division thereof;

                           (iii)    vary significantly its business methods and
practices with its present and prospective customers and subscribers, including but not limited to the price and terms upon which it offers its service except to the extent consistent with the ordinary and usual course of business;

                           (iv)     grant any increase in salaries payable or
to become payable or grant any bonus to any officer, employee, agent, or representative;

                           (v)      increase benefits payable to any officer,
employee, agent, or
representative under any Plan of NWHI or Subsidiary or by which NWHI or Subsidiary will be bound after Closing or create, become bound by or modify any such Plan.

                           (vi)     grant any bonus, advance, compensation,
loan, severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers, or employees;

                           (vii)    enter into, become bound by or modify, or
unless required by law, engage in any negotiations with respect to, any collective bargaining or union agreement or commitment;

                           (viii)   enter into any employment or consulting
agreement or other such agreement not terminable by its terms without penalty or payment on 30 days or less notice after the Closing with any person;

                           (ix)     declare, set aside, or pay any dividend or
make any distribution in respect of its equity securities;

                           (x)      purchase, redeem, or otherwise acquire any
of its equity securities or reclassify, split up or otherwise dispose of any of such equity securities;

                           (xi)     issue, sell or otherwise dispose of any of
its equity securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity securities;

                           (xii)    change its accounting method or treatment
of any material item;

                           (xiii) pay any obligation or liability, fixed or
contingent, other than current liabilities or the current portion of long-term liabilities which arise prior to Closing;

                           (xiv)    enter into or become bound by any agreement
or commitment having a term in excess of one year or obligating it to pay more than $25,000 in the aggregate under any such agreement or commitment;

                           (xv)     enter into or become bound by any new or
renewed lease agreements or commitments having an economic value in excess of $50,000 in aggregate;

                           (xvi) except in the ordinary and usual course of
business consistent with reasonable business practice, waive or compromise any material right or claim;

                           (xvii)   except in the ordinary and usual course of
business consistent with reasonable business practice, cancel, without full payment, any note, loan, or other obligation owing to it;

                           (xviii)  except in the ordinary and usual course of
business consistent with reasonable business practice, directly or indirectly modify, amend, cancel, or terminate any of the material leases, contracts or agreements to which it is a party, including but not limited to the partnership or joint venture commitments;

                           (xix)    except in the ordinary and usual course of
business consistent with reasonable business practice, acquire, lease, dispose of any assets or make or obligate itself to purchase capital expenditures out of the ordinary and usual course of business;

                           (xx)     mortgage, pledge, or be subject to any lien
on any of its assets;

                           (xxi)    take any actions outside the ordinary
course of business that would adversely affect the value of the assets relating to the business of either NWHI or Subsidiary;

                           (xxii) enter into any agreement obligating it to do
any of the foregoing prohibited acts.

         5.2 Access and Information. Prior to Closing, the Seller, upon reasonable notice, will allow the Buyer, its counsel, accountants, lenders, capital providers and other agents and representatives, (i) to have full access, during normal business hours, throughout the period prior to Closing to the employees, agents, representatives, affiliates, files, customers, suppliers, lenders, contracts, properties, books and records of each of NWHI and Subsidiary, (ii) to discuss its affairs, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of NWHI and Subsidiary as Buyer or its representatives may reasonably request.

         5.3      No Solicitation By Each of NWHI and Subsidiary.

                  (a) Until this Agreement is terminated in accordance with its terms, none of NWHI, Subsidiary, or Seller will take any action to (i) initiate the submission of any acquisition, sale, merger financing, or capital transaction with respect to NWHI or Subsidiary, (ii) cause or allow either NWHI or Subsidiary to enter into any agreement with respect to any acquisition, sale, merger, financing, or capital transaction or (iii) participate in negotiations with, or provide information concerning either NWHI or Subsidiary, their assets, liabilities, or business to any person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) in connection with any acquisition, sale, merger, financing, or capital transaction. During such periods of time, Seller, NWHI and Subsidiary will promptly communicate to Buyer any solicitation or inquiry received by Seller, NWHI, or Subsidiary and the terms of any proposal or inquiry that it may receive in respect of any acquisition, sale, merger, financing, or capital transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 5.3 shall be construed as prohibiting the Board of

Directors of NWHI or Subsidiary or Seller from (i) making any disclosure to NWHI shareholders, or (ii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this
Section 5.3. "Acquisition, sale, merger, financing or capital transaction" means any proposed (i) acquisition, sale, merger, consolidation, financing or similar transaction involving NWHI or Subsidiary, (ii) sale, lease or other disposition directly or indirectly acquisition, sale, merger, consolidation, financing, share exchange or otherwise of all or any substantial part of the assets of NWHI or Subsidiary, (iii) issue, sale or other disposition of securities representing 5% or more of the voting power of NWHI or Subsidiary capital stock or (iv) transaction in which any person proposes to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the outstanding NWHI or Subsidiary capital stock.

                  (b) If Seller, NWHI, or Subsidiary breaches clause (a) hereof, NWHI and Subsidiary, but not Seller, shall be jointly and severally liable to pay to Buyer on demand, the sum of Fifty Thousand Dollars ($50,000.00). Such payment shall be the sole remedy of Buyer against Seller, NWHI, and Subsidiary for a breach of this Section 5.3.

         5.4 Post-Closing Availability. Seller hereby agrees that, from time to time after Closing at Buyer's request and without further consideration, Seller will execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as Buyer may require to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession of, the Shares purchased hereunder and otherwise to effect the consummation of the transactions contemplated hereby, including, but not limited to, joining with Buyer at Buyer's election, in making any tax elections or filings pursuant to
Section 368(a)(1)(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         5.5 Employment Agreements. Subsidiary hereby agrees to enter into employment agreements (the "Employment Agreement") with Alvin S. Mirman, Marc
N. Siegel, Richard L. Galterio, Vincent W. Labarbara, Eric M. Rand and Mario Marsillo, Jr., substantially in the form attached hereto as Exhibit "C ."

         5.6 Non-Competition Agreement. Each individual comprising the Seller (except for Ilene Mirman) shall enter into a Non-Competition Agreement with Buyer (the "Non-Competition Agreement") substantially in the form attached hereto as Exhibit "D."

         5.7 Best Reasonable Efforts. Seller shall use its best reasonable efforts to consummate the transactions contemplated by this Agreement, merge at Buyer's direction into an existing or to be formed or acquired broker/dealer or other entity and to obtain as quickly as practicable the approvals and consents necessary for such consummation.

         5.8 Notice to Customers. Subject to Paragraph 9.6, Seller shall, upon the request of Buyer, cooperate with and assist Buyer in informing customers of NWHI and Subsidiary of the change in control of NWHI and Subsidiary, and/or any name change, if applicable.

         5.9 Goodwill Minimization. Seller shall use its best reasonable efforts to help Buyer avoid or minimize the amount of goodwill Buyer will have to record on its books as a result of the transaction contemplated by this Agreement.

         5.10 Disclosure as to Representations and Warranties. Seller shall promptly inform Buyer in writing if at any time Seller, NWHI, or Subsidiary shall become aware of any fact which would cause any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto to not be true and complete at and as of such time.

                                   ARTICLE VI
                               COVENANTS OF BUYER

         6.1 Notice to Customers. Subject to Paragraph 9.7, Buyer shall cooperate with Seller in informing customers of NWHI and Subsidiary of the change in control of NWHI or Subsidiary.

         6.2 Offices. Subject to continuing regulatory approval and consent, Buyer agrees to maintain an office in each of the following cities:
(i) New York, New York, (ii) Red Bank, New Jersey and (iii) Boca Raton, Florida, for NWHI or Subsidiary for a period of at least two (2) calendar years following the Closing so long as Subsidiary, operating as a wholly owned entity or as a division, has not realized an operating loss, as reasonably determined by Buyer, (i) for any two (2) consecutive quarters or (ii) at any time for any fiscal year following the Closing. Such requirement to maintain an office shall be deemed fulfilled if Buyer merges one or more locations into a single office in an applicable city.

         6.3 Access and Information. Until the termination of this Agreement, as provided herein, the Buyer, upon reasonable notice, will allow the Seller, its counsel, accountants, lenders, capital providers, and other agents and representatives, (i) to have full access, during normal business hours, throughout the period prior to the Closing to the employees, agents, representatives, affiliates, files, customers, suppliers, lenders, contracts, properties, books and records of Buyer, (ii) to discuss its affairs, finances and accounts with its officers and accountants, and (iii) to be furnished all such information concerning the business and affairs of Buyer as Seller or its representatives may reasonably request. Such requests and inspections may include, but are not limited to, technical due diligence of all the technology owned by and/or associated with the business, environmental investigations of any real property, inspections of all improvements used in connection with the business, investigations with respect to compliance with applicable rules and regulations and with current building and zoning standards, examinations of the tangible personal property, review of all contracts and leases, licenses, review of accounts receivables, accounts payable and examination of assets/securities inventory.

         6.4 Conduct of Business Pending Closing. Buyer will not take any action outside the ordinary course of business that would adversely affect the value of the consideration to be received by Seller in accordance with Paragraph 2.2 hereof.

         6.5 Best Reasonable Efforts. Buyer shall use its best reasonable efforts to consummate the transactions contemplated by this Agreement and to obtain as quickly as practicable the approvals and consents necessary for such consummation.

         6.6 Disclosure as to Seller's Representations and Warranties. Buyer shall promptly inform Seller if at any time Buyer shall become aware of any fact which would cause any representation or warranty of Buyer contained in this Agreement to not be true and complete at and as of such time.

         6.7 Personnel; Options. After Closing, Buyer shall make available, an aggregate of 250,000 options to be allocated among Subsidiary's key personnel (which shall not include or be construed to mean any individual who comprises the Seller) as Buyer may select and in such amounts as Buyer shall determine in its sole discretion, for said key personnel to acquire Buyer's common stock at $2.25 per share upon such terms, conditions, plans, policies and procedures which Buyer now has or hereafter implements and consistent with the rights of Buyer's employees who are similarly situated to said key personnel. Said options shall grant the holders thereof standard piggyback registration rights and shall vest over a four (4) year period at the rate of 50,000 options per year with the first 50,000 options to vest at Closing.

                                  ARTICLE VII
                                    CLOSING

         7.1      Conditions Precedent to Closing.

                  (a) Buyer's obligation to close the purchase and sale of the Shares shall be subject to satisfaction of all of the conditions set forth in this subparagraph 7.1(a) (unless expressly waived in writing by it at, or any time prior to, Closing):

                           (i)      The representations and warranties of
Seller, NWHI, or Subsidiary contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Buyer or Seller, NWHI, or Subsidiary shall have been true and complete when made and shall also be true and complete at and as of the time of Closing (except for changes permitted under Section 5.1 of Article V).

                           (ii)     Seller, NWHI, and Subsidiary shall have
caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at Closing to be so performed or complied with.

                           (iii)    Seller shall have delivered to Buyer a
certificate, signed by each individual comprising Seller and dated as of the Closing, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this subparagraph 7.1(a).

                  (iv) The Chief Executive Officer or President of each of NWHI and Subsidiary shall have delivered to Buyer a certificate, signed by each of them and dated as of the Closing, certifying as to the fulfillment of the conditions set forth in clauses (i) and (ii) of this subparagraph 7.1(a).

                  (v) No action or proceeding shall have been instituted and remain pending by or before any court or other governmental body or arbitration tribunal seeking, and there shall not be in effect any injunction, order or decree of a court of competent jurisdiction the effect of which is, (x) to restrain or prohibit or to recover damages in respect of the transactions contemplated by this Agreement, (y) to revoke or suspend any material license, permit, order or approval, or (z) to question the validity or legality of this Agreement or any action taken or to be taken pursuant hereto or the consummation of the transactions contemplated hereby, and there shall be no such action or proceeding pending which, if adversely determined, would materially and adversely affect, or injunction, order or decree in effect which materially and adversely affects, the business, financial condition and operations of NWHI and Subsidiary.

                  (vi) Regulatory approval from NASD, Inc. or any delegate or division thereof to the change in ownership of First Level Capital, Inc., from Seller to Buyer shall have been obtained and the termination of any required waiting period shall have occurred on terms reasonably satisfactory in all material respects to Buyer and Seller ("NASD Approval").

                  (vii) All lessors under leases and parties to agreements of NWHI and Subsidiary, other than such leases and agreements which do not require consent for the consummation of the transactions contemplated by this Agreement, shall have consented in writing to the consummation of the transactions contemplated hereby. At Closing, Seller shall deliver to Buyer copies of all consents referred to in the preceding sentence.

                  (viii)   [Intentionally Omitted].

                  (ix) Except as provided in Schedule 7.1(a)(ix), since December 31, 1999, there shall not have been any material adverse change in the business, financial condition or operations of NWHI or Subsidiary.

                  (x) All corporate proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Buyer.

                  (xi) The Employment Agreement attached hereto as Exhibit "C" shall have been executed by individuals comprising Seller, i.e., Messrs. Mirman, Siegel, Galterio, Labarbara, Rand and Marsillo.

                  (xii) The Non-Competition Agreements shall have been executed by all individuals comprising Seller and are attached hereto as Exhibit "D".

                  (xiii) Stock certificates representing the Shares shall have been duly endorsed for transfer to Buyer, or accompanied by a proper and duly executed instrument of assignment to Buyer, and shall have all necessary stock transfer stamps attached.

                  (xiv) The originals (to the extent reasonably available to Seller) or duplicates of all of the minute books, stock books and all other corporate and business records or documents of NWHI and Subsidiary shall have been delivered or made available to Buyer;

                  (xv) Either an affidavit that Seller is not a foreign person (as provided in I.R.C. ss.1445(b)(2) or an affidavit of NWHI and Subsidiary that complies with I.R.C. ss.1445(b)(3) shall have been properly executed.

                  (xvi) All books and records of NWHI and Subsidiary shall have been delivered or made available to Buyer at a location specified by Buyer.

                  (xvii) All holders of Seller's common stock entitled to vote have unanimously approved this Agreement at the duly noticed annual or special meeting of NWHI's and Subsidiary's shareholders.

                  (xviii) At Closing, the combined net working capital of NWHI and the Subsidiary shall be at least the Minimum Net Capital and the combined cash and marketable securities of said entities shall be at least the Minimum Cash and Securities.

                  (xix) Seller shall have audited financials statement for its two most recent fiscal years and for the period ending June 30, 2000, in addition to unaudited reviewed financial statements for the period ending September 30, 2000.

                  (xx) Seller shall have executed the Escrow Agreement and Closing Escrow Agreement and respective Stock Pledge Agreements and shall have pledged the respective Escrowed Securities and Closing Escrow Shares pursuant thereto.

                  (xxi) Seller shall have caused NWHI to redeem the $1,250,000 balance of the Preferred Redemption to the Preferred Holders, subject to Buyer's review and approval in its sole discretion (and contingent upon NWHI in the sole discretion of Buyer having adequate liquid assets and/or assets prior to Closing to effectuate such redemption); and Seller shall have delivered to Buyer redeemed share certificates of all the Preferred Holders.

                  (xxii) NWHI shall have delivered the Certificates of Merger identified in Section 1.1 herein.

                  (xxiii) Seller shall have caused NWHI to obtain releases in the form of

Exhibit "G" attached hereto from all the Preferred Holders, releasing and discharging NWHI and Subsidiary from any claims, demands, liabilities, losses, expenses, preferences, participation rights and distributions arising in connection with their purchase, ownership and retention of the Preferred Stock.

                  (xxiv) The results of Buyer's due diligence of NWHI and Subsidiary shall be satisfactory to Buyer in its sole discretion.

         (b) Seller's obligation to close the purchase and sale of the Shares shall be subject to satisfaction of all of the conditions set forth in this Subparagraph 7.1(b) (unless expressly waived in writing by it at, or any time prior to, Closing):

                  (i) The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant hereto by or on behalf of Buyer shall have been true and complete when made and shall also be true and complete at and as of the time of Closing.

                  (ii) Buyer shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing to be so performed or complied with.

                  (iii) Buyer shall have delivered to Seller a certificate, signed by its chairman, president or a vice president, and dated as of the Closing, certifying as to the fulfillment of the conditions sat forth in clauses
(i) and (ii) of this subparagraph 7.1(b).

                  (iv) There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the sale of the Shares by Seller and no action or proceeding alleging that the consummation of the sale of the Shares by

Seller violates or will violate any federal or state law, rule or regulation shall have been instituted by or before any court or governmental body to restrain or prohibit Seller from selling, or to recover damages from Seller in respect of the sale of the Shares, unless Buyer elects to fully indemnify and defend Seller in respect thereof.

                  (v) NASD Approval to the change in ownership of First Level Capital, Inc., from Seller to Buyer of the transactions contemplated by this Agreement shall have been obtained and the termination of any required waiting period shall have occurred on terms reasonably satisfactory in all respects to Buyer and Seller.

                  (vi)     [Intentionally Omitted].

                  (vii) All corporate proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident thereto, shall be reasonably satisfactory in all material respects in substance and form to Seller.

                  (viii) Buyer shall have furnished evidence to the reasonable satisfaction of Seller that Buyer is contributing the working capital funding to NWHI pursuant to Paragraph 2.10 hereof.

                  (ix) Buyer shall have delivered the Merger Price Shares to Seller in such amounts as described in Paragraph 2.2 hereof together with the Merger Price Warrants, subject to the contribution of the Closing Escrow Shares pursuant to the Closing Escrow Agreement as described in Paragraph 2.8 hereof.

                  (x) The shareholders and board of directors of Buyer shall have approved this Agreement.

                                  ARTICLE VIII
                            POST-CLOSING OBLIGATIONS

         8.1 Closing Balance Sheet. In connection with Closing, Seller shall present its management's internal accounting of the balance sheets and working capital (with working capital defined as current assets minus current liabilities determined in accordance with generally accepted accounting principles) of NWHI and Subsidiary as of the date of Closing (the "Closing Balance Sheet") and management's representation affirming such balance sheet. The Closing Balance Sheet shall fairly represent the financial position of NWHI and Subsidiary as of the date specified; and the working capital and cash and marketable securities of each of NWHI and Subsidiary and shall not be less than as reflected on the current financial statements of each of NWHI and Subsidiary, dated as of September 30, 2000 (the "Current Financial Statements"). Seller shall prepare the Closing Balance Sheet and deliver it to Buyer no later than twenty (20) business days following the Closing. Buyer shall have twenty (20) business days following receipt thereof to review the Closing Balance Sheet and to agree to any adjustments to the same, if and as appropriate. If Buyer and Seller cannot agree on said adjustments, then their respective accountants shall designate a third independent accountant to review and finally determine any disputed adjustments and to assess his expenses against any or all of the parties, as he shall deem appropriate. Seller, NWHI and Subsidiary represent and warrant that the Closing Balance Sheet, as finally determined, shall reflect a combined net working capital of at least the Minimum Net Capital and cash and marketable securities of at least the Minimum Cash and Securities. If it is determined that NWHI and Subsidiary have not achieved the Minimum Net Capital and the Minimum Cash and Securities, Seller shall immediately cure said shortfall(s) by delivering certified funds in the amount(s) thereof to Buyer. If Seller shall fail to so deliver said funds,

Buyer shall have the right to liquidate a sufficient amount of Closing Escrow Shares which are held in the Closing Escrow to cure said deficiency.

         8.2 Consolidated Financial Statements. Buyer shall prepare and Seller shall cooperate in the preparation of consolidated financial statements of NWHI, Subsidiary and Buyer as required by SEC rules and regulations.

         8.3 Cooperation. Following the Closing, Seller shall cooperate in the execution of any documents, and the taking of any actions which are reasonable and necessary to effectuate the transaction contemplated by this Agreement and the achievement of its intended objectives.

         8.5 Power of Attorney. NWHI, Subsidiary and the individuals comprising Seller, hereby irrevocably appoint and designate Alvin S. Mirman and Richard L. Galterio as their collective and individual true and lawful attorneys in their place and stead to execute and to deliver all documents and instruments and to undertake and perform any and all actions which may be reasonable and necessary at all times following Closing to effectuate the transactions contemplated by this Agreement and the achievement of its intended objectives.

                                   ARTICLE IX
                INDEMNIFICATION; DUE DILIGENCE; CONFIDENTIALITY

         9.1 Indemnification by Seller. Seller hereby indemnifies and agrees to jointly and severally hold Buyer, its shareholders, directors, officers, employees, attorneys, agents, affiliates, etc., harmless from, against, and in respect of (and shall on demand reimburse any such entity for):

                  (a) Any and all loss, liability, or damage suffered or incurred by Buyer by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant or agreement by Seller, NWHI, or Subsidiary contained in this Agreement or in any certificate delivered to Buyer pursuant hereto;

                  (b) Any and all Taxes payable by Buyer or any entity with which any of the foregoing are consolidated attributable to the business and operations of NWHI and Subsidiary for periods prior to the Closing; and

                  (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof or in connection with any investigation thereof, or in enforcing this indemnity.

         9.2 Survival of Representations and Warranties. Each representation and warranty, covenant and agreement made by either party hereto in this Agreement or in any document, certificate, or other instrument delivered pursuant to this Agreement shall survive the Closing and until the third anniversary of the Closing, but only if a claim initiated by a party hereto with respect thereto is made in a notice given to the party against whom such claim is made on or before such date; however, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.9, 3.10 and 3.22 shall survive for a period of seven years following the Closing.

         9.3 Seller's Breach and Payment with Closing Escrow. Buyer and Seller agree that should the Buyer suffer any losses, damages, or liabilities ("Losses") due to a breach by Seller of any representations or warranties or covenants contained herein, then the Buyer shall be able to retain the Closing Escrow Shares held in the Closing Escrow pursuant to Paragraph 2.8 hereof or a portion thereof in an amount sufficient to offset any such loss or damage. Retention of all or part of such shares shall not be Buyer's sole remedy or recovery under law or equity. In the event of a dispute as to whether the Buyer is entitled to retain any Closing Escrow Shares, the Buyer and Seller shall be subject to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association with the hearing to be held in Ft. Lauderdale, Florida, by three arbitrators who shall be appointed pursuant to said rules and shall have either NASD Series 8 and 24 securities licenses and/or law degrees. Said arbitrators shall be authorized to award attorney's fees and expenses to the prevailing party and to assess and allocate the costs of arbitration to the losing party. Nothing in this paragraph shall prevent any party hereto from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious or irreparable injury.

         9.4 Limitations on Indemnification. The Seller will not be liable under this Agreement for losses, damages, claims, demands, expenses (including but not limited to attorney's fees) or liabilities ("Losses") resulting from the inaccuracy or breach of any covenants, representation or warranty until such Losses exceed in the aggregate $35,000 and, in that event, the damaged party shall be entitled to recovery only to the extent the aggregate amount of such Losses exceeds $35,000. The limitations imposed by this Paragraph 9.4 shall not apply to (a) any intentional, reckless, dishonest, fraudulent, illegal, criminal, or malicious act by Seller or intentional, reckless, dishonest, fraudulent, illegal, criminal, or malicious breach by Seller of any representation, warranty, or covenant herein or (b) any Losses arising from or in connection with the matters described in Paragraph 3.10. The amount of Losses an indemnified party is liable for shall be called the "Indemnity Amount."

         9.5 Third Party Claims. In order for Buyer (the "Indemnified Party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person, firm, governmental authority or corporation against the Indemnified

Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim unless the indemnifying party shall have previously received knowledge thereof, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any Indemnified Party except to the extent the indemnifying party demonstrates that it is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                  (a) If a Third Party Claim is made against the Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof, and if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If the indemnifying party elects to so assume the defense of a Third Party Claim, the Indemnified Party (i) will cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) will not admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without the indemnifying party's prior written consent, and (iii) will agree to any settlement, compromise, or discharge of a Third Party Claim which the indemnifying party may recommend if
(y) the sole relief provided against the Indemnified Party is monetary damages which are paid by the indemnifying party and the

Indemnified Party is completely released in connection with such Third Party Claim, and (z) such settlement, compromise or discharge involves no finding or admission of any violation of law or of the rights of any person or of any breach of any agreement by the Indemnified Party;

                  (b) In the event the indemnifying party shall assume the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim within a reasonable time under the circumstances, the Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to settling such claim or litigation after giving notice of same to the indemnifying party on such terms as the Indemnified Party may deem appropriate, and the indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions of this Paragraph 9.5; and

                  (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such action, but the indemnifying party shall be entitled to participate therein (with control remaining with the Indemnified Party) and shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         9.6      Confidentiality.

                  (a) For a period of two years from the date of this Agreement, Seller will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and capital providers hold in confidence all of the books, records, financial information, customer lists, business plans, operating plans, or other knowledge or information of a confidential or proprietary nature (the "Confidential Information") with respect to Buyer and, if the Closing does occur, with respect to NWHI and Subsidiary and will not disclose, publish, use (except as required in connection with the transaction contemplated by this Agreement), or permit others to disclose, publish, or use the same, provided, however, that the foregoing restriction shall not apply to any Confidential Information which (i) becomes generally available to the public in any manner or form through no fault of Seller, its employees, agents, or representatives, (ii) is independently developed by Seller without benefit of the above-described information, or rightfully received from another source on a nonconfidential basis, (iii) is released for disclosure with Buyer's consent, (iv) is required to be provided, published or used by law, or by a court or a governmental agency (Seller agrees to give Buyer prior notice of any such required disclosure so as to afford Buyer at its expense the opportunity to seek an appropriate protective order), (v) is necessary in connection with a bona fide dispute in order to seek an appropriate protective order; or (vi) is necessary in connection with a bona fide dispute in order to establish rights under this Agreement. In the event the Closing does not occur, Seller shall promptly return to Buyer all Confidential Information and non-public documents obtained from Buyer and any copies of such documents made for or by Buyer.

                  (b) Buyer has held and will continue to hold such Confidential Information as it receives from Seller in confidence and will not prior to the Closing furnish such information to its affiliates, employees, agents, representatives, lenders or funding sources for any use other than in evaluating and implementing the transactions contemplated in this Agreement. In the event the Closing does not occur, Buyer shall promptly return to Seller all Confidential Information and non-public documents obtained from Seller and any copies of such documents made for or by Buyer. For a period of three years from the date of termination of this Agreement if the Closing does not occur, Buyer will hold in confidence and use its reasonable efforts to have all its affiliates, employees, agents, representatives, lenders and funding sources who had access to Confidential Information with respect to Seller, NWHI and Subsidiary to hold such information in confidence and not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restrictions shall not apply to any portion of the foregoing which (i) becomes generally available to the public in any manner or form through no fault of Buyer, its employees, agents or representatives, (ii) is independently developed by Buyer without benefit of the above- described information, or rightfully received from another source on a nonconfidential basis, (iii) is released for disclosure with Seller's consent, or (iv) is required by a court or a governmental agency (and Buyer agrees to give Seller prior notice of any such required disclosure so as to afford Seller at its expense, the opportunity to seek an appropriate protective order or other remedy and/or waive compliance with this provision) or is otherwise required by law or is necessary in order to establish rights under this Agreement.

                  (c) In the event that any consent or waiver of compliance with any provision hereof shall be effective only if in writing, and no such consent or waiver shall be deemed to extend beyond the particular subject thereof.

                  (d) If any provision of this Paragraph 9.6 is determined to be void or unenforceable, the remaining provisions shall nonetheless constitute valid and enforceable obligations of the parties hereto.

         9.7 Specific Performance. In the event of any breach or threatened breach by either party of the provisions of Paragraph 9.6 of this Agreement and notwithstanding any available damage remedy, the other party shall be entitled in respect thereof to an injunction or other appropriate order (without the necessity of setting any bond in connection therewith or demonstrating that any harm will result from this breach thereof) restraining such party from violating such provisions or requiring such party to perform its obligations hereunder. In the event that any court with competent jurisdiction determines such provisions to be too broad to enforce as written, such court is authorized by the parties to construe and enforce such provisions only to the broadest extent permitted by law.




                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1     Termination.

                  (a) In the event that the Closing has not occurred by February 15, 2000, this Agreement (except for Section 10.3) shall be terminated and declared null and void except for the assertion of any claim for breach of this Agreement which any party herein may assert against another party herein.

                  (b) If Seller fails to close the transaction for any reason other than a failure to obtain NASD Approval, then the Seller shall be required to pay Buyer, within ten (10) days of such breach, a fee of $100,000 (the "Break-Up Fee") as liquidated damages.

         10.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

                           If to Seller:    First Level Capital, Inc.
                                            4183 Shell Road
                                            Sarasota, Florida 34242
                                            Attn: Al Mirman
                                            Facsimile: (800) 600-8588

                           With a copy to:
                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------

                                            Attn:
                                                 ------------------------------

                                            Facsimile:  (    )
                                                         ---- -----------------

                           If to Buyer:     vFinance.com, Inc.
                                            6600 North Andrews Avenue, Suite 304
                                            Fort Lauderdale, FL 33309
                                            Attn: D. Carr Moody, CFO
                                            Facsimile: (954) 252-4551

                           With a copy to:  Sims Moss Kline & Davis LLP
                                            400 Northpark Town Center, Suite 310
                                            1000 Abernathy Road, N.E.
                                            Atlanta, Georgia 30328
                                            Attn: Raymond L. Moss, Esq.
                                            Facsimile:  (770) 481-7210

or to such other address as a party shall have designated to the other by like notice.

         10.3 Entire Agreement; Amendments. This Agreement (i) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations or warranties, both written and oral, between the parties with respect to the subject matter hereof, (including, but not limited to, that certain letter of intent dated September 12, 2000 between the parties hereto) and (ii) may be amended or modified only by a written instrument executed by Buyer and Seller.

         10.4 Expenses. Except as otherwise expressly herein provided, each party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. Seller, NWHI and Subsidiary, on the one hand, and Buyer on the other, shall pay their respective expenses before Closing; and said respective expenses shall not become the other party's obligation after Closing.

         10.5 Transfer Taxes. Any and all sales, documentary, conveyance or the transfer taxes levied by any federal, state, or local government or authority which become payable by reason of the sale and purchase of the Shares at Closing (excluding any taxes based on income) shall be borne by Seller.

         10.6 Brokers. Except as set forth in Schedule 10.6, each party represents to the other that it has not used the services of a broker and that no broker or finder shall be entitled to any compensation in connection with the transaction contemplated by this Agreement by reason of such party's actions. Seller agrees to indemnify Buyer against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person and Seller, NWHI or Subsidiary, whether expressed or implied from the actions of Seller or its agents. Buyer agrees to indemnify Seller against any claim by any third person for any commission, brokerage fee, finder's fee or other payment alleged to be due as a result of this transaction based upon any alleged agreement or understanding between such third person or Buyer, whether expressed or implied from the actions of Buyer or its agents.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         10.9 Knowledge. Whenever any provision of this Agreement makes any statement "to the knowledge" of any entity, other than a living person, or that any such entity "knows" some fact or by similar formulation, such entity will be deemed to have such knowledge and know such fact.

         10.10 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Florida without giving effect to its choice of law provisions.

         10.11 Waiver. No provision in this Agreement shall be deemed waived by course of conduct, including the act of Closing under Article VII, unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

         10.12 Schedule and Exhibits. The schedules and exhibits attached hereto shall be deemed to be incorporated by reference to this Agreement as if fully set forth herein.

         10.13 Announcements. Except to the extent required by law, prior to Closing neither party shall make any public announcement or other disclosure with respect hereto or the transactions contemplated hereby or disclose the terms hereof to any third party without the consent of the other, which consent shall not be unreasonably withheld, provided, however, that nothing contained herein will prevent any party from promptly making all filings with applicable governmental entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other parties in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other parties pursuant to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                           BUYER:

                                           VFINANCE.COM, INC.


                                           By:/s/ Leonard J. Sokolow
                                              ----------------------------------
                                           Name:  Leonard J. Sokolow
                                                 -------------------------------
                                           Title: Chief Executive Officer
                                                 -------------------------------


                                           NW HOLDINGS, INC.


                                           By:/s/ Alvin S. Mirman
                                              ----------------------------------
                                           Name:  Alvin S. Mirman
                                                --------------------------------
                                           Title: Chief Executive Officer
                                                 -------------------------------



                                           SELLER:


                                           /s/ Alvin S. Mirman
                                           -------------------------------------
                                           Alvin S. Mirman
                                           Address: 4183 Shell Road
                                                    Sarasota, FL 33498


                                           /s/ Ilene Mirman
                                           -------------------------------------
                                           Ilene Mirman
                                           Address: 4183 Shell Road
                                                    Sarasota, FL 33498


                                           /s/ Marc N. Siegel
                                               ---------------------------------
                                               Marc N. Siegel
                                               Address: 19461 Saturnia Lakes Dr.
                                                        Boca Raton, FL 33498

                                           /s/ Richard L. Galterio
                                           -------------------------------------
                                           Richard L. Galterio
                                           Address: 13 Whitter Drive
                                                    Morganville, NJ 07751



                                           /s/ Vincent W. Labarbara
                                           -------------------------------------
                                           Vincent W. Labarbara
                                           Address: 67 Bellevue Avenue
                                                    Rumson, NJ 07760



                                           /s/ Eric M. Rand
                                           -------------------------------------
                                           Eric M. Rand
                                           Address: 345 Rumson Road
                                                    Little Silver, NJ 07739


                                           /s/ Mario Marsillo, Jr.
                                           -------------------------------------
                                           Mario Marsillo, Jr.
                                           Address: 1459 Arden Place
                                                    Staten Island, NY 10312